EXHIBIT 10.1
T-MOBILE US, INC.

OFFER OF EMPLOYMENT LETTER

FOR

JESSICA UHL

Dear Jessica:

We are pleased to offer you employment with T-Mobile US, Inc. (the “Company”) on the terms and conditions described in this offer letter (this “Offer Letter”). We look forward to having you join our team.

TERM	Your employment with the Company under this Offer Letter will commence on or around September 1, 2026 (the actual date on which your employment starts, the “Effective Date”). Your employment will be “at will” and not for a specified period of time, meaning that it may be terminated by you or the Company, for any reason or for no reason whatsoever, with or without notice and with or without cause (the period of your employment with the Company under this Offer Letter, the “Term”). The at-will nature of your employment relationship cannot be changed other than by a written agreement signed by you and a duly authorized Company officer.

POSITION	During the Term, you will initially serve as the Chief Financial Officer Designate of the Company, reporting to the Company’s Chief Executive Officer. Within thirty (30) days after the Company files its Annual Report on Form 10-K for calendar year 2026, it is expected that you will commence service as the Company’s Chief Financial Officer, reporting to the Company’s Chief Executive Officer (the “Appointment”). You will have such duties and authority as are commensurate with your position and you will perform such duties commensurate with such position as the Company may from time-to-time assign. You will devote your full professional time, attention and energies to the business of the Company. Your position will be based in Bellevue, Washington.

BENEFITS	During the Term, you will be eligible to participate in the employee benefit plans maintained by the Company from time to time for the benefit of its similarly-situated executives (which currently include a defined contribution 401(k) plan and medical, dental, vision and life insurance programs), to the same extent and on the same terms as apply to the Company’s similarly-situated executives generally. The Company regularly reviews its benefits and incentive programs and may change or terminate them in the Company’s sole discretion.

COMPENSATION	During the Term, your compensation will be as follows:

Salary:

•During the Term, you will receive an annual base salary (the “Base Salary”) of no less than $975,000 (pro-rated for any partial year of employment), payable in accordance with the Company’s standard payroll practices (but no less often than monthly).

Short-Term Incentive (“STI”):

•For each calendar year commencing during the Term (commencing with calendar year 2026), you will be eligible to earn an annual STI award targeted at no less than 200% of your eligible earnings during such calendar year (“Target STI”).
•STI awards will be based on the achievement of Company goals as determined by the Compensation Committee of the Company’s Board of Directors or the Section 16 Subcommittee thereof (collectively, the “Committee”). Any STI award earned with respect to calendar year 2026 shall be pro-rated based on the portion of the calendar year during which you were employed by the Company.

Long-Term Incentive (“LTI”):

•For each calendar year commencing during the Term (commencing with calendar year 2027), you will be eligible for annual grants of LTI awards. Your annual LTI awards will be awarded as and when annual LTI awards are approved by the Committee or its designee for the applicable calendar year and, subject to approval by the Committee or such designee, are expected to have an annual aggregate grant-date target value (as determined by the Committee or such designee) of no less than $9,525,000.

•LTI awards will be made in such form and on such terms as the Committee or its designee may determine. Each LTI award will be subject to the terms and conditions of the Company’s 2023 Incentive Award Plan (as amended or superseded from time to time, the “Plan”) and an award agreement prescribed by the Company, which shall evidence the grant of the LTI award.

•Notwithstanding anything to the contrary herein or in any other agreement between you and the Company, no LTI awards shall be granted to you following the date on which either you or the Company provides notice of the termination of your employment with the Company for any reason and ending on the date on which your employment terminates.

Sign-On Bonus:

•You will receive a one-time sign-on bonus in an amount equal to $1,000,000 (the “Sign-On Bonus”), payable in cash in a single lump sum amount as soon as administratively practicable (but in no event more than sixty (60) days) after the Effective Date, subject to and conditioned upon your continued employment through the payment date.

•In the event that your employment with the Company is terminated by the Company for Cause or by you without Good Reason, in either case, prior to the twelve (12)-month anniversary of the Effective Date, you acknowledge and agree that you shall be required to repay to the Company a portion of the Sign-On Bonus equal to (i) the after-tax amount of the Sign-On Bonus, multiplied by (ii) a fraction, the numerator of which is equal to the number of days remaining between the date of such termination and the twelve (12)-month anniversary of the Effective Date and the denominator of which is equal to 365, no later than thirty (30) business days following written demand by the Company therefor.

Sign-On Awards:

•On or within thirty (30) days following the Effective Date (subject to your continued employment through the grant date), the Company will grant to you, under the Plan, one-time LTI awards (the “Sign-On LTI Awards”) with an aggregate target grant-date value (taking into account PRSUs (as defined below) at target level) equal to $9,525,000. The actual number of shares of Company common stock subject to the Sign-On LTI Awards will be determined by dividing such value by the average closing price of the Company’s common stock over the thirty (30) calendar day period ending five (5) business days prior to the grant date, rounded up to the nearest whole share.

•The aggregate target value of the Sign-On LTI Awards shall be granted two-thirds (2/3rds) (i.e., $6,350,000) the form of time-based restricted stock units (“RSUs”) and one-third (1/3rd) (i.e., $3,175,000) in the form of performance-based restricted stock units (“PRSUs”), and the Sign-On LTI Awards shall be subject to the same vesting schedules and other terms and conditions (including, without limitation, performance goals) applicable to the awards of RSUs and PRSUs granted to members of the Company’s executive leadership team on February 15, 2026. Each Sign-On LTI Award shall be subject to the terms and conditions of the Plan and an award agreement which will evidence the grant of the Sign-On LTI Award.

TERMINATION	Your employment with the Company may be terminated at any time (i) by the Company with or without Cause or due to you becoming disabled or (ii) by you for or without Good Reason. Your employment with the Company will automatically terminate upon your death.

SEVERANCE	If your employment is terminated (i) by the Company without Cause (and other than due to your death or you becoming disabled), or (ii) by you for Good Reason, in either case, during the Term, then, subject to the satisfaction of the requirements described in the paragraph immediately following subsection (f) below, you will receive the following payments and benefits from the Company:

(a) An amount equal to two (2) times the sum of (i) your then-current Base Salary plus (ii) your then-current target STI award, payable in a single lump-sum amount within seventy-four (74) days following the date of such termination of employment (the “Termination Date”);

(b)     A pro-rata STI award for the calendar year in which the Termination Date occurs, based on the number of days in such calendar year through the Termination Date divided by 365 (or 366, as applicable) and based on actual performance results for such calendar year, payable no later than March 15th of the calendar year following the calendar year in which your employment terminates;

(c) Any earned, unpaid STI award for the calendar year ending immediately prior to the calendar year in which the Termination Date occurs, payable in a single lump-sum amount within seventy-four (74) days following the Termination Date;

(d) For any outstanding LTI award that is not subject to any performance vesting condition as of the Termination Date (including, to the extent then-outstanding and unvested, your Sign-on LTI Award of RSUs) (each, a “Time-Based Award”) upon your Termination Date, you will vest in that number of shares or units (as applicable) subject to such Time-Based Award that would otherwise vest on the next scheduled vesting date to occur following such termination. Any portion of a Time-Based Award that is unvested as of the Termination Date (after taking into account the accelerated vesting in the preceding sentence) shall be immediately canceled as of the Termination Date;

(e) For any outstanding LTI award that is subject to any performance vesting condition as of the Termination Date (including, to the extent then-outstanding and unvested, your Sign-on LTI Awards of PRSUs) (each, a “Performance Award”), such Performance Award will remain outstanding through the conclusion of the applicable performance period and, subject to and conditioned upon the satisfaction of the applicable performance conditions, will vest based on the level of achievement of such performance conditions during the performance period, and the actual number of shares or units (as applicable) subject to such Performance Award that will become earned and vested upon or following the conclusion of the performance period (an “Earned Award”) shall be equal to the product of (i) the total number of shares or units (as applicable) subject to the award that would, absent your termination, otherwise become earned and vested based on the level of achievement of the applicable performance conditions during such performance period and (ii) a fraction, the numerator of which is the number of days from the applicable grant date to the Termination Date and the denominator of which is the number of days from the grant date to the applicable vesting date of the Earned Award. Any Earned Award (or portion thereof) shall be payable following the performance period at the same time as such Performance Award would otherwise be payable to you under the applicable award agreement had your employment not terminated (unless subject to any deferral of earned and vested awards elected by you in accordance with the terms of the applicable LTI award agreement(s), in which case such deferral shall dictate payment timing). Any portion of a Performance Award that does not become an Earned Award shall be immediately canceled as of the end of the applicable performance period; and

(f)     During the period commencing on the Termination Date and ending on the earlier of the end of the twelfth (12th) full calendar month following the Termination Date or the date on which you become eligible for coverage under a subsequent employer’s group medical and dental plans (in either case, the “COBRA Period”), subject to your valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, the Company will continue to provide to you and your dependents, at the Company’s sole cost, coverage under its group medical and dental plans at the same levels in effect on the Termination Date; provided, however, that if (i) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), (ii) the Company is otherwise unable to continue to cover you or your dependents under its group health plans, or (iii) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to the dollar value of the balance of the Company’s subsidy shall thereafter be paid to you in substantially equal, then-currently-taxable monthly installments over the COBRA Period (or remaining portion thereof).

As a condition to your receipt of any severance payments and benefits described above, (i) you must execute and deliver to the Company a release of all claims in a form determined solely by the Company (the “Release”), and such Release must become fully effective (including, without limitation, the expiration of any revocation period), no later than sixty (60) days following the Termination Date, and (ii) you must continue to comply with the terms and conditions of the Restrictive Covenant Agreement (as defined below).

For the avoidance of doubt, if your employment terminates due to a Qualifying Retirement (as defined in the Retirement Benefits Letter Agreement to be entered into by you and the Company in connection with the Appointment (the “Retirement Agreement”)) after your Appointment, you will be eligible to receive the payments and benefits set forth and described in such Retirement Agreement (in lieu of the severance payments and benefits described in this Offer Letter), subject to the terms and conditions of the Retirement Agreement

DEATH; DISABILITY
If your employment terminates due to your death or due to a termination by the Company due to your Disability (as that term is defined in the Plan), in either case, during the Term, then, subject to the satisfaction of the requirements described in the paragraph immediately following subsection (c) below, you (or your estate, as applicable) will receive the following payments and benefits from the Company:
(a)     The Target STI award for the calendar year in which the Termination Date occurs, payable no later than seventy-four (74) days following the Termination Date;
(b)     Any earned, unpaid STI award for the calendar year ending immediately prior to the calendar year in which the Termination Date occurs, payable in a single lump-sum amount within seventy-four (74) days following the Termination Date; and
(c)     Vesting of any LTI awards that are outstanding as of the Termination Date shall be determined under and in accordance with the terms of the Plan and applicable award agreement, which terms shall be no less favorable than applicable to all other “executive officers” of the Company (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934).
As a condition to your (or your estate’s) receipt of any payments and benefits described above, (i) you (or your estate, as applicable) must execute and deliver to the Company the Release and such Release must become fully effective (including, without limitation, the expiration of any revocation period), no later than sixty (60) days following the Termination Date, and (ii) if applicable, you must continue to comply with the terms and conditions of the Restrictive Covenant Agreement.

RESTRICTIVE COVENANTS	Concurrently with the execution of this Offer Letter, you acknowledge and agree that you and the Company are entering into the Company’s standard restrictive covenant and confidentiality agreement (the “Restrictive Covenant Agreement”), and that you will be subject to and remain bound by the terms and conditions of such Restrictive Covenant Agreement.

Notwithstanding any provision of the Restrictive Covenant Agreement to the contrary, you understand that nothing contained herein or in the Restrictive Covenant Agreement is intended to or will prohibit you from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any federal, state or local governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, without advance notice to the Company and without having to obtain the Company’s prior authorization; (ii) communicating directly with, cooperating with, or providing information (including trade secrets) to, or receiving financial awards from, any federal, state or local government agency (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission or the U.S. National Labor Relations Board), and you shall not be required to notify the Company of any such communications; (iii) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions; (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that you have reason to believe is unlawful; and (v) engaging in any activity protected by applicable federal, state or local whistleblower protection laws.

Notwithstanding any provision of the Restrictive Covenant Agreement to the contrary, you understand that pursuant to 18 USC Section 1833(b), (1) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, if you (A) file any document containing the trade secret under seal; and (B) do not disclose a trade secret, except pursuant to court order.

EMPLOYMENT RESTRICTION	You represent and warrant that you have provided to the Company complete and accurate copies of all agreements containing restrictive covenants to which you are bound as of the date on which you execute this Offer Letter (including, without limitation, any non-competition, non-solicitation, confidentiality or similar agreements), and that you have not withheld any information regarding any such restrictions that could impair your commencement of (or, following the Effective Date, continued) employment with the Company.

CODE SECTIONS	The payments and benefits described in this Offer Letter are intended to comply with or be exempt from Section 409A of the Code (“Section 409A”). See Attachment B, which is hereby incorporated into this Offer Letter, for additional details. In addition, you acknowledge and agree that the payments and benefits described in this Offer Letter (in addition to any other payments and benefits payable to you by the Company or any affiliate thereof) may be subject to reduction as set forth on Attachment C, which is hereby incorporated into this Offer Letter.

SUCCESSORS	This Offer Letter is personal to you and, without the prior written consent of the Company, shall not be assignable by you other than by will or the laws of descent and distribution. This Offer Letter shall inure to the benefit of and be binding upon the Company and its successors and assigns.

WITHHOLDING	All compensation and other benefits payable to or on behalf of you pursuant to this Offer Letter shall be subject to such deductions and withholdings as may be agreed to by you or required by applicable law, rule or regulation or Company policy.

CLAWBACK	You acknowledge and agree that any incentive compensation provided by the Company to you under this Offer Letter or otherwise may be subject to recovery by the Company under and in accordance with any Company clawback or recoupment policy in effect on the Effective Date or as may be adopted or maintained by the Company following the Effective Date, including the Company’s Amended and Restated Executive Incentive Compensation Recoupment Policy as adopted October 2, 2023, as amended from time to time (or any successor policy thereto).

DISPUTE RESOLUTION	Except for any claims (i) arising out of, or relating to, your Restrictive Covenant Agreement and/or any other written and fully executed agreements to which you and the Company or an affiliate thereof are parties that expressly provide for a different dispute resolution mechanism, or (ii) as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration thereof, any controversy, claim or dispute arising out of or relating to this Offer Letter or your employment with the Company or termination thereof, either during the existence of the employment relationship or afterward, and including, but not limited to, any common law or statutory claims for wrongful discharge, discrimination or unpaid compensation, shall be resolved exclusively by arbitration in King County, Washington, conducted in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association, with one arbitrator designated in accordance with those rules. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this paragraph shall be construed as precluding either party from bringing an action for injunctive relief or other equitable relief. In any such dispute, the prevailing party shall be entitled to its or his attorneys’ fees and costs, in addition to any other relief that may be awarded. In accordance with the terms of the Restrictive Covenant Agreement, the exclusive venue for claims arising out of, or related to, the Restrictive Covenant Agreement shall be the state and Federal courts of King County, Washington.

ENTIRE AGREEMENT	This Offer Letter, along with the Restrictive Covenant Agreement, Retirement Agreement, the Plan and your STI and LTI award agreements, embody the entire agreement and understanding between the parties with respect to the subject matters hereof (including but not limited to your compensation terms) and supersedes all prior oral and written agreements and understandings between the Company and you with respect to the subject matters hereof, and it can only be modified in a fully executed written agreement between you and a duly authorized Company officer. It may be executed by facsimile and in counterparts which, taken together, shall constitute one original. To the extent the provisions of this Offer Letter are inconsistent with the terms of any underlying compensation plan or program, including without limitation any annual performance bonus plan or the Plan, the terms of this Offer Letter shall control. Notwithstanding the foregoing or anything herein to the contrary, to the extent that the Plan or any STI or LTI award agreement provides for more favorable treatment to you of your STI award(s) and/or LTI award(s) than the terms of this Offer Letter, the terms of the Plan or award agreement (as applicable) shall control. For avoidance of doubt, this Offer Letter is not intended to deprive you of any right, entitlement or protection (e.g., indemnification and insurance), in any case, that is not inconsistent with this Offer Letter and that you may have under any other agreement, plan, or policy of the Company applicable to you that may provide more favorable treatment than this Offer Letter, nor is it intended to exclude you from being eligible to receive any employee benefits (provided that such benefits would not result in you receiving a duplication of benefits) that may in the future be broadly provided to similarly-situated employees. Similarly, for avoidance of doubt, this Offer Letter is not intended to relieve you of obligations to the Company or requirements of the Company set forth in any other written agreement, plan, or policy of the Company applicable to you (including, without limitation, the Company’s Amended and Restated Executive Incentive Compensation Recoupment Policy as adopted on October 2, 2023, as amended from time to time), unless such obligations or requirements are expressly contrary to a commitment in this Offer Letter

GOVERNING LAW	This Offer Letter shall be exclusively governed by and interpreted under the laws of the State of Washington.
Please indicate your acceptance of, and agreement to, the terms and conditions outlined above by signing and dating this Offer Letter below.

[Signature page follows]

                            Sincerely,

                            T-MOBILE US, INC.

By: /s/ Deeanne King
Deeanne King, Chief People Officer

AGREED and ACCEPTED as of the date below:

/s/ Jessica Uhl            09/01/26
Jessica Uhl            Date

ATTACHMENT A

1.“Cause” shall be defined as any one of the following: (i) your gross neglect or willful material breach of your principal employment responsibilities, (ii) a final judicial adjudication that you are guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material, adverse effect on the Company, Deutsche Telekom AG or their respective affiliates), (iii) your breach of the Restrictive Covenant Agreement or any other written non-competition, non-solicitation or confidentiality covenant between you and the Company or any affiliate of the Company (other than a de minimis breach), (iv) fraudulent conduct in the course of your employment with the Company as determined by a court of competent jurisdiction, (v) your unlawful discrimination, harassment, or retaliation, assault or other violent act toward any employee or third party, or other act or omission, in each case that in the reasonable and good faith view of the Company’s Board of Directors constitutes a material breach of the Company’s or one of its affiliates’ written policies or Code of Conduct, or (vi) your material breach of any other obligation which, if reasonably curable, continues uncured for a period of thirty (30) days after notice thereof by the Company or any of its affiliates (and which is demonstrably injurious to the Company or an affiliate thereof). Notwithstanding the foregoing, no cure period shall be required under the foregoing clause (vi) if the breach is a recurrence of conduct that was the subject of a prior notice under such clause (vi) for which a thirty (30)-day cure period was given. For purposes of the foregoing clause (vi), the term “obligation” refers to Company’s (and its affiliates’) policies and directives and is not intended to refer to performance expectations such as goals set forth in bonus plans or performance evaluations.
2.“Good Reason” shall mean the occurrence of any of the following without your consent, provided that (a) you notify the Company within not more than ninety (90) days after its initial occurrence, (b) the Company does not cure such occurrence within thirty (30) days after receipt of such notice and (c) your employment with the Company terminates within sixty (60) days after the end of the Company’s cure period: (i) a material diminution in your responsibilities, authorities or duties with the Company and its affiliates; (ii) a material reduction in your Base Salary, annual target STI award opportunity or annual target LTI opportunity, except for across-the-board salary reductions based on the Company’s and subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its affiliates; (iii) the relocation of the office at which you are principally employed to a location more than fifty (50) miles from the location of such office, or you being required to be based anywhere other than such office, except for required travel on business; or (iv) as of the thirtieth (30th) day after the Company’s filing of its Annual Report on Form 10-K for calendar year 2026, provided that you remain employed by the Company in good standing (as determined by the Company) through such date, you are not employed by the Company as its Chief Financial Officer.

ATTACHMENT B
It is intended that the payments and benefits under this Offer Letter comply with the provisions of Section 409A and the Treasury regulations relating thereto, or satisfy the requirements for an exemption from Section 409A, in each case to the extent applicable to this Offer Letter and, accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted and be administered in a manner to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, you shall not be considered to have terminated employment with the Company for purposes of this Offer Letter, and no payment otherwise due upon a termination of employment shall be due to you under this Offer Letter, until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A (a “Separation from Service”). Any payments described in this Offer Letter that qualify for the “short-term deferral” exception from Section 409A shall not be treated as deferred compensation as described in Treasury Regulation Section 1.409A-1(b)(4) and will be paid under such exception unless applicable law requires otherwise. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii) and the application of the short-term deferral exception), each payment under this Offer Letter will be treated as a separate payment. Notwithstanding anything to the contrary in this Offer Letter (whether under this Offer Letter or otherwise), to the extent delayed commencement of any portion of the payments to be made to you upon your Separation from Service is required to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of the payments shall be delayed and paid on the first business day after the earlier of (i) the date that is six (6) months following such Separation from Service or (ii) your death. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to you under this Offer Letter shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit. Notwithstanding anything in the Offer Letter to the contrary, in the event that the aggregate period during which you are (or your estate is) entitled to consider and/or revoke the Release spans two calendar years, then to the extent required by Section 409A, no payments under the Severance or Death/Disability paragraphs will be made prior to the beginning of the second such calendar year (and any such payments otherwise payable prior thereto (if any) will instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year or, if later, on the first regularly scheduled Company payroll date following the effectiveness of the Release).

ATTACHMENT C
In the event any payment, benefit or distribution of any type to or for the benefit of you, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Offer Letter or otherwise, constitutes a “parachute payment” under Section 280G of the Code, the amount payable to you shall be either (a) paid in full, or (b) paid after reduction by the smallest amount as would result in no portion thereof being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax under Section 4999 of the Code, results in the receipt by you, on an after-tax basis, of the greater net value, notwithstanding that all or some portion of such payment amount may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, all determinations required to be made under this paragraph, including the manner and amount of any reduction in your payments hereunder, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accounting firm immediately prior to the event giving rise to such payment (the “Accounting Firm”); provided, however, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in a manner that does not comply with Section 409A of the Code. For purposes of making the calculations required by this paragraph, the Accounting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this paragraph. The Accounting Firm shall provide its written report to the Committee and you, which shall include information regarding methodology. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this paragraph. You and the Company shall cooperate in case of a potential Change in Control (as defined in the Plan) to consider alternatives to mitigate any Section 280G exposure, although the Company cannot guarantee any such alternatives will be available or approved by the Company and neither you nor the Company shall be obligated to enter into them.